EXHIBIT 2

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or all of us will be filed, on behalf of each of us.

Dated:  January 26, 2022

DUSAN SENKYPL
By:	/s/ Dusan Senkypl

JAN BARTA
By:	/s/ Jan Barta

PALE FIRE CAPITAL SE
By:	/s/ Dusan Senkypl
Name: Dusan Senkypl Title: Chairman of the Board

11